EXHIBIT 99.1

Dermata Announces Topline Results from DMT310 Phase 2 Clinical Trial for the Treatment of Moderate-to-Severe Rosacea

- Data supportive of DMT310 as a treatment for inflammatory skin diseases, but rosacea study did not meet primary endpoints –

- DMT310 produced no serious adverse events related to treatment –

- Dermata remains on track to request an End of Phase 2 meeting with the FDA for DMT310 for the treatment of acne in the first quarter of 2023 –

SAN DIEGO, CA, December 5, 2022 -- Dermata Therapeutics, Inc. (“Dermata” or the “Company”) (Nasdaq: DRMA; DRMAW), a clinical-stage biotechnology company focusing on the treatment of medical and aesthetic skin conditions, today announced topline results from its Phase 2 trial of once-weekly topical application of DMT310 for the treatment of moderate-to-severe rosacea. DMT310 is Dermata’s lead product candidate, with both mechanical and chemical mechanisms of action, with positive Phase 2 data in moderate-to-severe acne and Phase 1b data in mild-to-moderate psoriasis.

“While the final data were not what we had hoped for, we were encouraged to see a 44% reduction in inflammatory lesion counts after just 4 treatments with DMT310, which mirrors the 45% reduction in inflammatory lesion counts we saw in our DMT310 Phase 2b acne study,” stated Christopher Nardo Ph.D., Dermata’s Chief Development Officer. “We believe the above average dropout rate of 23% for patients treated with DMT310 seen in this rosacea study, versus 13% seen in the Phase 2b acne study, could explain the reduced treatment effect of DMT310 at Week 12. Rosacea is a complicated skin disease that affects patients with sensitive skin and the disease waxes and wanes with environmental and physiological exposures. Some patients did achieve a meaningful change in their rosacea with 36% of DMT310 patients meeting the criteria for a responder on the Investigators Global Assessment scale at Week 12. However, DMT310 was not able to statistically separate from placebo with 23% of placebo patients meeting the criteria as a responder at Week 12,” continued Dr. Nardo. “A treatment responder is defined as an IGA grade of ‘clear’ or ‘almost clear’ and at least a 2-grade improvement from baseline. Lastly, we want to thank the patients and investigators who participated in this study.”

“While we are disappointed with the results in rosacea, we are still encouraged by DMT310’s treatment potential for acne, as we have seen a highly statistically significant treatment effect in our DMT310 Phase 2b moderate-to-severe acne study on all three co-primary endpoints at Week 12,” stated Gerry Proehl, Dermata’s Chairman, President, and Chief Executive Officer. “We will continue to evaluate the full data set to determine DMT310’s potential as a treatment for moderate-to-severe rosacea. At this time, we will focus our efforts and resources on preparing for our End of Phase 2 meeting with the FDA for DMT310 in moderate-to-severe acne and initiation of the Phase 3 acne program in 2023,” continued Mr. Proehl. “With each clinical study, we learn more about this product candidate and still believe in DMT310’s potential as a unique, once-weekly treatment option for acne and other inflammatory skin diseases,” concluded Mr. Proehl.

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About DMT310

DMT310 is Dermata’s lead product candidate and incorporates the Company’s proprietary Spongilla technology to topically treat a variety of dermatological skin diseases and conditions. DMT310 is a multifactorial natural product candidate derived from Spongilla lacustris, a unique freshwater sponge that is harvested under specific environmental conditions and then processed into a powder. The powder is mixed with a fluidizing agent immediately prior to its once-weekly application. In addition to its mechanical components which create microchannels into the dermis and promote skin turnover, DMT310’s organic components contain chemical compounds that when tested in vitro have shown a dose dependent inhibition of inflammatory mediators, which we believe play a role in a variety of skin diseases.

About Dermata Therapeutics

Dermata Therapeutics, Inc. is a clinical-stage biotechnology company focusing on the treatment of medical and aesthetic skin conditions. The Company’s lead product candidate, DMT310, is its first product candidate being developed from its Spongilla technology platform. DMT310 has been studied in various skin diseases with statistically significant Phase 2b results in acne and clinically meaningful results in psoriasis and rosacea. Dermata’s second product candidate, DMT410, uses its Spongilla technology as a new method for topical intradermal delivery of botulinum toxin for the treatment of multiple aesthetic and medical skin conditions. Dermata is headquartered in San Diego, California. For more information, please visit http://www.dermatarx.com/.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are based on the Company’s current beliefs and expectations and new risks may emerge from time to time. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors including, but are not limited to, statements related to: the potential development and commercialization of DMT310; feedback from any meeting or meetings with the FDA; the ability of the Company’s product candidates to achieve applicable endpoints in clinical trials; whether the interpretation of clinical results from studies of DMT310 will lead to future product development; the safety and tolerability profile of DMT310; the timing of when additional studies of DMT310 in rosacea may occur, if any; the design of any potential additional studies to be conducted; and whether the Company will have the ability to obtain adequate funding for future development of its product candidates. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development, approval and commercialization, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to Dermata’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Dermata undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Investors:

Sean Proehl

Senior Director, Legal and Business Development

info@dermatarx.com

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